Exhibit 4.1

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete description of all of the rights and preferences of such securities. Because it is only a summary, it does not contain all of the information that may be important to you and is qualified by reference to our second amended and restated certificate of incorporation (the "Charter"), the amended and restated bylaws (the "Bylaws") and the amended and restated investor rights agreement (the "A&R IRA") which are filed as exhibits to this Annual Report on Form 10-K for the fiscal year ended December 31, 2024. We urge you to read each of the Charter, the Bylaws and the A&R IRA in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 718,000,000 shares, consisting of 708,000,000 shares of common stock, including (i) 600,000,000 shares of Class A common stock, (ii) 8,000,000 shares of Class B common stock, and (iii) 100,000,000 shares of Class V voting stock, and 10,000,000 shares of preferred stock. The outstanding shares of our common stock are, and the shares of Common Stock issuable pursuant to the Exchange Rights will be, duly authorized, validly issued, fully paid and non-assessable. These numbers of holders do not include DTC participants or beneficial owners holding shares through nominee names.

The number of Holdings Units equal to the number of Sponsor Earnout Shares (the Sponsor Earnout Units together with the Sponsor Earnout Shares, the Earnout Voting Shares and the Member Earnout Units, the “Earnout Securities”), are subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement or the occurrence of a Change of Control. The Earnout Securities have voting rights but no right to dividends or distributions (except for certain tax distributions from Biote in accordance with the Holdings A&R OA) until such restrictions and potential forfeiture have lapsed. One third of each of the Member Earnout Units, Earnout Voting Shares, Sponsor Earnout Shares and Sponsor Earnout Units will vest upon the occurrence of each of the following events: (i) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $12.50 per share for 20 consecutive trading days of any 30 consecutive trading day period following the Closing Date, (ii) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $15.00 per share for 20 trading days of any 30 consecutive trading day period following the Closing, and (iii) the first time, prior to the Earnout Deadline, the VWAP equals or exceeds $17.50 per share for 20 trading days of any 30 consecutive trading day period following the Closing. If a definitive agreement with respect to a Change of Control is entered into on or prior to the Earnout Deadline, then effective as of immediately prior to closing of such Change of Control, unless previously vested pursuant to clauses (i) through (iii) of the preceding sentence, each of the Member Earnout Units, Earnout Voting Shares, Sponsor Earnout Shares and Sponsor Earnout Units will vest.

Beginning on the six month anniversary of the Closing Date, each Retained Holdings Unit held by the Members may be redeemed, together with one share of Class V voting stock and subject to certain conditions, in exchange for either one share of Class A common stock or in certain circumstances, at the election of the Company in its capacity as the sole manager of Holdings, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the Holdings A&R OA.

Common Stock

Our Common Stock consists of shares of Class A common stock, Class B common stock and Class V voting stock.

Voting Power

Except as otherwise required by law or the Charter (including any preferred stock designation), the holders of common stock exclusively possess all voting power with respect to the Company. Except as otherwise required by law or the Charter (including any preferred stock designation), the holders of shares of common stock are entitled to one vote per share on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote. Except as otherwise required by law or the Charter (including any preferred stock designation), at any annual or special meeting of the stockholders of the Company, holders of the Class A common stock and holders of the Class V voting stock, voting together as a single class, have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or the Charter (including any preferred stock designation), holders of shares of any series of common stock are not entitled to vote on any amendment to the Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any preferred stock designation) or the Delaware General Corporate Law (the “DGCL”).

Class B Common Stock

Except as otherwise required by law or the Charter (including any preferred stock designation), for so long as any shares of Class B common stock shall remain outstanding, the Company shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or to the Secretary of the Company or another officer or agent of the Company having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Company’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B common stock shall, to the extent required by law, be given to those holders of Class B common stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B common stock to take the action were delivered to the Company.

Dividends

Our “Economic Common Stock” means Class A common stock together with Class B common stock. Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the Charter, holders of shares of Economic Common Stock will be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Company), when, as and if declared thereon by our Board from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends or distributions of cash, property or shares of capital stock of the Company may not be declared or paid on the Class V voting stock.

Liquidation, Dissolution and Winding Up

Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the Charter, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Economic Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Economic Common Stock held by them. The holders of shares of Class V voting stock will not be entitled to receive, with respect of such shares, any assets of the Company in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders of Biote) generally serving a term of three years. As described in our Charter, our initial Class I directors serve until the next annual meeting of stockholders following the Closing, initial Class II directors serve until the second annual meeting of stockholders following the Closing and initial Class III directors serve until the third annual meeting of stockholders.

Preferred Stock

The Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Certain Anti-Takeover Provisions of Delaware Law and the Company’s Charter and Bylaws

At any time when we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

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a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
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an Affiliate of an interested stockholder; or
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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

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our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
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on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

The Charter opts out of Section 203 of the DGCL.

The Charter contains certain limitations on convening special stockholder meetings. In addition, the prior charter and the Charter do not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of fiduciary duty owed by any of the Company’s directors, officers or other employees of the Company to the Company or its stockholders; (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Charter or Bylaws; or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Rule 144

Pursuant to Rule 144 promulgated by the SEC under the Securities Act, as may be amended from time to time (“Rule 144”), a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that, (i) such person is not deemed to have been one of our Affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our Affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

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1% of the total number of shares of Class A common stock then outstanding; or
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the average weekly reported trading volume of the Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our Affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Investor Rights

The Company, the Members, the Sponsor, the Members’ Representative and certain other parties are party to an investor rights agreement, which was amended on July 19, 2022, or the A&R IRA, pursuant to which, (i) the Company provided certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, (ii) the Members agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of Class A common stock, shares of Class V voting stock and Holdings Units held by such Members for six months following the Closing, and the Member Earnout Units until the date such securities have been earned in accordance with the Business Combination Agreement and (v) the Sponsor agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A common stock (other than the Sponsor Earnout Shares) for six months following the Closing and (b) Sponsor Earnout Shares until the date such securities have been earned in accordance with the Business Combination Agreement (in each case, as more fully described in the A&R IRA). All lock-up restrictions, other than those related to the Member Earnout Units and the Sponsor Earnout Shares, have expired.